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                                                                       EXHIBIT 3

                               AMENDMENT NO. 1 TO
                       NOMINEE AND VOTING RIGHTS AGREEMENT


         THIS AMENDMENT NO. 1 TO NOMINEE AND VOTING RIGHTS AGREEMENT ("Amendment No. 1") dated as of November 8, 2001, is entered into by and between THE WILLIAMS COMPANIES, INC., a Delaware corporation ("Seller"), and QUATRO FINALE IV LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS:

         A. Seller and Buyer entered into that certain NOMINEE AND VOTING RIGHTS AGREEMENT dated as of August 11, 2000 (the "Existing Voting Agreement") under and pursuant to which (1) Seller was appointed as nominee for Buyer to hold record title to 3,568,791 Units of beneficial interest (the "Subject Trust Units") in the Williams Coal Seam Gas Royalty Trust, a Delaware business trust (the "Trust') and (2) Seller was granted certain voting rights in the Subject Trust Units with reference to matters submitted to Unitholders for a vote.

         B. In order to facilitate exercises by Seller of the Call Option provided for under the Purchase and Sale Agreement between Seller and Buyer dated as of August 11, 2000, as amended (the "Purchase Agreement"), Seller and Buyer have decided to herein effectively terminate the appointment of Seller under the Existing Voting Agreement as nominee for Buyer to hold record title to the Subject Trust Units.

         NOW, THEREFORE, in consideration of the foregoing recitals, the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer mutually agree as follows:

                                    ARTICLE I

         Unless otherwise defined or the context otherwise requires, terms used herein have the meanings provided for in the Existing Voting Agreement.

                                   ARTICLE II

                     AMENDMENTS TO EXISTING VOTING AGREEMENT

         Effective as of November 8, 2001, the Existing Voting Agreement is amended in accordance with the terms of this Article II; except as so amended, the Existing Voting Agreement shall continue to remain in all respects in full force and effect.

         Section 2.1 Recital C of the Existing Voting Agreement is hereby deleted in its entirety and the following substituted therefore:


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         "C. Seller and Buyer desire that Seller be granted certain rights to direct the vote with respect to the Subject Trust Units with reference to matters submitted to Unitholders (as defined in the Trust Agreement) for a vote having a Voting Record Date (as herein defined) occurring until the Voting Period Termination Date."

         Section 2.2 Section 2 Appointment of Nominee of the Existing Voting Agreement is hereby deleted in its entirety and the following substituted therefore:

                  "2.  Record Title

                  (a) Buyer shall hold record title to the Subject Trust Units and shall request that the Subject Trust Units be registered on the record books of the Trust in the name 'Quatro Finale IV LLC' and that certificates evidencing the Subject Trust Units and bearing such record title be issued by the Transfer Agent to Buyer, and Seller hereby agrees to execute any and all instruments, assignments and other documents reasonably necessary for Buyer to effect such requested registration of such certificates. Seller hereby acknowledges that Seller owns no beneficial title or interest in or to the Subject Trust Units, other than the Call Option, and that the beneficial ownership and title to the Subject Trust Units is held by Buyer.

                  (b) In order to effectuate Seller's voting and written consent rights as further delineated below, Buyer shall promptly advise Seller of any and all matters submitted to a vote by, or with respect to which a written consent is requested from, Unitholders and shall provide copies to Seller of all proxy statements or other information submitted to Unitholders, and Buyer shall vote the Subject Trust Units in accordance with the requirements of Section 3."

         Section 2.3 Section 3(a) of the Existing Voting Agreement is hereby deleted in its entirety and the following substituted therefore:

                  "(a) Commencing at the Effective Time, Seller shall have the right to, in its sole discretion, direct Buyer to vote the Subject Trust Units with reference to any matter submitted to a vote or written consent of the Unitholders with a Voting Record Date, or to execute a written consent with respect to the Subject Trust Units with respect to any matter, occurring prior to the Voting Period Termination Date; provided, however, that Seller shall not have the right to direct Buyer to vote or execute a written consent in favor of any proposed amendment to the Trust Agreement, the Gas Purchase Agreement or the Gas Gathering Agreement to which Buyer, in its sole discretion, does not agree."

         Section 2.4 The following language is added to the Existing Voting Agreement as a new Section 17 thereto:

         "17. Stock Power. Buyer hereby consents to Seller's providing, and Seller hereby agrees to provide, a Stock Power to the transfer agent for the Subject Trust Units solely for the purpose of transferring record title from Seller to Buyer in accordance with this Amendment No. 1."


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                                   ARTICLE III

                                  MISCELLANEOUS


         Section 3.1 Except as amended hereby, the Existing Voting Agreement shall remain unmodified and in full force and effect. The parties hereby ratify and confirm the Existing Voting Agreement, as amended concurrently herewith.

         Section 3.2 This Amendment No. 1 may be executed in any number of counterparts. Each counterpart shall be deemed an original and all counterparts shall be deemed the same instrument with the same effect as if all parties hereto had signed the same signature page. Any signature page of this Amendment No. 1 may be detached from any identical counterpart of this Amendment No. 1 having attached to it one or more additional signature pages.

         Section 3.3 No provision of this Amendment No. 1 may be changed or modified except by an instrument in writing signed by Seller and Buyer.


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         IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Amendment No. 1 as of the date first above written.


THE WILLIAMS COMPANIES. INC.,
a Delaware corporation

By:
    --------------------------------
Name:   William G. von Glahn
      ------------------------------
Title:      Senior Vice President
       -----------------------------



QUATRO FINALE IV LLC,
a Delaware limited liability company

By:
    --------------------------------
Name:
      ------------------------------
Title:
       -----------------------------


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